For Immediate Release

Contact:
Crescendo Communications, LLC
David Waldman, Vivian Huo or Klea Theoharis
Tel: (212) 671-1020
E-mail: bfut@crescendo-ir.com

BEFUT  Announces 109% Increase in Revenue and 93% Increase in Net Income for the
Second Quarter of Fiscal 2011

Dalian City, China – February 15, 2011 – BEFUT International Co., Ltd. (the “Company” or “BEFUT”) (OTCBB: BFTI), a developer, manufacturer and distributor of wire and cable products in China, today announced its financial results for the second quarter of fiscal 2011 and six months ended December 31, 2010.

Financial Highlights (year-over-year):

-	Revenue increased 109% to $14.9 million the second quarter of fiscal 2011 and 144% to $30.8 million for the six months ended December 31, 2010
-	Gross profit increased 107% for the second quarter of fiscal 2011 and 133% for the six months ended December 31, 2010
-	Net income increased 93% to $1.9 million, or $0.07 per share, for the second quarter of fiscal 2011 and 144% to $4.2 million, or $0.14 per share for the six months ended December 31, 2010

Mr. Hongbo Cao, Chairman and CEO, commented, “Our focus on developing the most advanced products in the cable and wire industry combined with our reputation for quality and extensive sales network across China is proving to be a winning formula for the Company.  For the second quarter of fiscal 2011 revenue grew 109% to $14.9 million and net income increased 93% to $1.9 million.  We experienced increased demand across all of our product lines and our customer base now includes some of the largest conglomerates in China.  Additionally, we benefitted from our recent decision to relocate our production facilities to  Dalian’s Changxing Island Harbor Industrial Zone, which currently has a total production capacity of 2,400 km of cable per year—three times the amount of cable we were able to produce at our old manufacturing facility.  We plan to further increase our production capacity to approximately 4,000 km of cable in the coming years to accommodate the growing demand for our products.”

Mr.  Cao continued, “In July 2010, we acquired  Dalian Yuansheng Technology Co., Ltd.,  which enables us to develop and manufacture carbon fiber composite cable and other specialty cable for upgrading China’s power grid.  As compared to pure metal cable, carbon fiber composite cable is lighter, has better electrical conductivity and can better withstand   increased external pressure caused  by natural disasters.  As a result, we plan to make carbon fiber cable a key focus for the Company over the next few years.

“As we look ahead, we see substantial opportunities to grow our business.  Key elements of our growth strategy include new product introductions, entering new markets, broadening of our customer base and further expansion of our manufacturing facilities.  These initiatives are currently underway.  We are particularly excited about new products in our pipeline, such as specialty cables for wind and solar applications.  We are also conducting R&D with the National Nuclear Industry Research Institute to develop technology that will boost the overall technical level of  nuclear cables used in China.”

Revenue for the second quarter ended December 31, 2010 was $14.9 million, compared to $7.1 million for the second quarter ended December 31, 2009. The increased revenue reflects growing demand across all product lines from new and existing customers and increased capacity to accommodate the demand. Gross profit was $3.9 million for the three months ended December 31, 2010, as compared to $1.9 million for the three months ended December 31, 2009. Operating income was $2.7 million for the three months ended December 31, 2010, as compared to $1.4 million for the three months ended December 31, 2009.  Net income for the three months ended December 31, 2010 was $1.9 million, or $0.07 per diluted share, compared to net income of $1.0 million, or $0.03 per diluted share, for the same period the previous year.

Revenue for the six months ended December 31, 2010 was $30.8 million, compared to $12.6 million for the six months ended December 31, 2009.  Gross profit was $8.2 million for the six months ended December 31, 2010, as compared to $3.5 million for the six months ended December 31, 2009. Operating income was $5.9 million for the six months ended December 31, 2010, as compared to $2.4 million for the six months ended December 31, 2009.  Net income for the six months ended December 31, 2010 was $4.2 million, or $0.14 per diluted share, compared to net income of $1.7 million, or $0.06 per diluted share, for the same period the previous year.

About BEFUT International Co., Ltd.

BEFUT  is a manufacturer of specialty cables in northeastern China for sale to industries, including, ship building, nuclear power plants, mining and petrochemical.  The Company’s cable products consist of (i) traditional electric power system cable and (ii) an assortment of specialty cable, including marine cable, mining specialty cable and petrochemical cable.  BEFUT has recently begun to develop carbon fiber composite cable products.  The Company has also developed the capability to produce other types of special cables such as submarine cable and certain “new energy” cable, including cable for wind and solar energy. BEFUT’s switch application business mainly includes high and low voltage distribution cabinet switches and crane electronic control switches, which complement the cable product offerings.

Safe Harbor Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC.  BEFUT undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulation.

(tables follow)

Consolidated Balance Sheets

	December 31,	June 30,
	2010	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$761,460	$1,319,173
Restricted cash	3,494,084	1,181,095
Accounts receivable, net of allowance for doubtful accounts of $85,783
and $83,295 at December 31, 2010, and June 30, 2010, respectively	17,292,392	9,292,310
Inventory	5,234,237	2,543,789
Loans to unrelated parties	1,888,835	1,054,090
Bank loan security deposits	1,089,206	1,031,100
Advance payments	1,929,467	693,473
Due from related party	-	472,838
Other current assets	1,227,666	521,739
Total current assets	32,917,347	18,109,607

Property and equipment, net	32,394,534	31,618,074

Other assets:
Intangibles, net	15,485,194	15,669,375
Advance payments – Research & Development	2,151,106	2,088,714
Total other assets	17,636,300	17,758,089

Total assets	$82,948,181	$67,485,770

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$2,770,621	$3,119,646
Trade notes payable	3,034,000	-
Short-term bank loans	9,086,830	6,039,300
Current portion of long-term bank loans	758,500	294,600
Loans from unrelated parties	2,220,740	370,000
Advances from customers	1,007,947	533,806
Income taxes payable	3,120,515	1,655,747
Other current liabilities	1,334,564	969,787
Total current liabilities	23,333,717	12,982,886

Long-term bank loan	14,108,100	14,435,400

Total liabilities	37,441,817	27,418,286

Equity
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized, 29,715,640 and 29,715,666 shares issued and outstanding at December 31, 2010 and June 30, 2010, respectively	29,716	29,716
Additional paid-in capital	21,838,047	21,838,047
Statutory reserves	1,181,189	1,181,189
Retained earnings	17,994,979	13,810,157
Accumulated other comprehensive income	3,447,965	2,166,533
Total stockholders’ equity	44,491,896	39,025,642
`
Noncontrolling interest	1,014,468	1,041,842

Total equity	45,506,364	40,067,484

Total liabilities and equity	$82,948,181	$67,485,770

Consolidated Statements of Operations and Other Comprehensive Income
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Sales	$14,871,164	$7,126,044	$30,801,975	$12,609,703

Cost of sales	10,954,272	5,235,323	22,625,032	9,098,097

Gross profit	3,916,892	1,890,721	8,176,943	3,511,606

Operating expenses:
Selling expenses	149,643	14,828	188,250	36,701
General and administrative expenses	1,032,259	442,264	2,043,879	1,030,549
Total operating expenses	1,181,902	457,092	2,232,129	1,067,250

Income from operations	2,734,990	1,433,629	5,944,814	2,444,356

Other income (expenses):
Government subsidy	180,155	304,704	316,642	354,658
Interest expense, net	(493,390)	(5,195)	(879,788)	(137,504)
Other income (expenses)	107,024	(403,138)	138,145	(397,441)
Total other income (expenses)	(206,211)	(103,629)	(425,001)	(180,287)

Income before provision for income tax	2,528,779	1,330,000	5,519,813	2,264,069

Provision for income tax	614,895	336,819	1,422,030	585,723

Net income	1,913,884	993,181	4,097,783	1,678,346

Less: Net loss attributable to noncontrolling interest	(22,681)	(963)	(87,038)	(6,121)

Net income attributable to BEFUT International Co., Ltd.	1,936,565	994,144	4,184,821	1,684,467

Other comprehensive income
Foreign currency translation adjustment	597,575	263	1,281,432	48,070

Comprehensive income	$2,534,140	$994,407	$5,466,253	$1,732,537

Basic earnings per share	$0.07	$0.03	$0.14	$0.06
Diluted earnings per share	$0.07	$0.03	$0.14	$0.06

Weighted average number of common shares outstanding:

Basic	29,715,640	29,511,277	29,715,640	29,511,277
Diluted	29,786,677	30,280,532	29,771,813	30,280,532

Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months Ended
	December 31,
	2010	2009
Cash flows from operating activities:
Net Income	$4,097,783	$1,678,346
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,583,652	718,680
Changes in current assets and current liabilities:
Accounts receivable	(7,894,969)	(53,500)
Inventory	(2,574,960)	(1,000,998)
Advance payments	(1,066,359)	(197,666)
Other current assets	(935,345)	(1,032,681)
Accounts payable and accrued expenses	(176,022)	1,637,214
Trade notes payable	2,983,200	(1,173,120)
Advances from customers	450,523	(174,496)
Income taxes payable	1,391,612	585,724
Other current liabilities	711,714	104,016
Total adjustments	(5,526,954)	(586,827)

Net cash provided by (used in) operating activities	(1,429,171)	1,091,519

Cash flows from investing activities:
Due from related party	478,809	-
Additions to property and equipment	(755,610)	(1,594,161)
Additions to construction in progress	(39,808)	(2,442,107)
Advance payment for fixed assets	(104,131)	(8,011,520)
Acquisition of intangible assets	(5,964)	(6,452)
Long-term investment	-	2,933
Loans to unrelated parties	(789,809)	1,521,543

Net cash used in investing activities	(1,216,513)	(10,529,764)

Cash flows from financing activities:
Restricted cash	(2,239,572)	586,000
Bank loan security deposits	(26,849)	(163,877)
Loans from unrelated party	1,819,753	2,274,251
Proceeds (repayment) of short-term bank loans	2,844,524	(2,786,160)
Proceeds (repayment) of long-term bank loans	(298,320)	14,664,000
Proceeds from minority shareholders	59,183	43,992

Net cash provided by financing activities	2,158,719	14,618,206

Effect of foreign currency translation on cash	(70,748)	(4,369)

Net increase (decrease) in cash and cash equivalents	(557,713)	5,175,592

Cash and cash equivalents – beginning	1,319,173	210,301

Cash and cash equivalents – ending	$761,460	$5,385,893